As Filed with the Securities and Exchange Commission on April 26, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COMCAST CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	27-0000798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Comcast Center

Philadelphia, PA 19103-2838

(Address of Principal Executive Offices) (Zip Code)

COMCAST CORPORATION 2002 RESTRICTED STOCK PLAN

(Full title of the plan)

Arthur R. Block

Executive Vice President, General Counsel and Secretary

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

(Name and address of agent for service)

(215) 286-1700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Deferred Compensation Obligations	$100,000,000	100%	$100,000,000	$12,450

(1)	The deferred compensation obligations (the “Deferred Compensation Obligations”) to which this registration statement (the “Registration Statement”) relates arise under the Comcast Corporation 2002 Restricted Stock Plan, as amended and restated (the “Restricted Stock Plan”), and are unsecured general obligations of Comcast Corporation (the “Registrant”) to pay up to $100,000,000 of deferred compensation from time to time in the future pursuant to compensation deferral elections made by participants in the Restricted Stock Plan in accordance with the terms of the Restricted Stock Plan.
(2)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed in order to register an additional $100,000,000 of Deferred Compensation Obligations of the Registrant under the Restricted Stock Plan, which are securities of the same class and relate to the same employee benefit plan as those deferred compensation obligations or deferral elections registered on the Registrant’s registration statements on Form S-8 previously filed with the Securities and Exchange Commission on February 12, 2014 (Registration No. 333-193903), March 1, 2005 (Registration No. 333-123059), April 8, 2003 (Registration No. 333-104385), December 4, 2002 (Registration No. 333-101645) and November 19, 2002 (Registration No. 333-101295), as amended by post-effective amendment no. 1 filed on December 4, 2002), which are hereby incorporated by reference.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, as filed with the Commission by the Registrant are incorporated by reference in this Form S-8 Registration Statement and made a part hereof:

a.	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 8, 2018, February 12, 2018, February 27, 2018 and April 25, 2018;

b.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, as filed with the Commission on April 25, 2018 (excluding the financial statements of NBCUniversal Media, LLC);

c.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Commission on January 31, 2018 (excluding the financial statements of NBCUniversal Media, LLC, and the associated report of NBCUniversal Media, LLC’s independent registered public accounting firm included in such Annual Report); and

d.	The description of the Registrant’s common stock included under the caption “Amended and Restated Description of our Class A Common Stock” in Item 3.03 of Registrant’s Current Report on Form 8-K filed with the Commission on December 15, 2015.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, but excluding any financial statements of NBCUniversal Media, LLC, and any associated report of NBCUniversal Media, LLC’s independent registered public accounting firm included in any such documents, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The information disclosed in this Item 4 provides a summary of the deferral provisions of the Restricted Stock Plan and the Deferred Compensation Plan, in each case as amended through the date of this Registration Statement.

Restricted Stock Plan

The following description of the Deferred Compensation Obligations of the Registrant under the Restricted Stock Plan is qualified by reference to the Restricted Stock Plan, which is incorporated by reference into this Registration Statement. Capitalized terms used in this subsection of Item 4 captioned “Restricted Stock Plan” and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Restricted Stock Plan.

The Restricted Stock Plan is administered by the Compensation Committee of the Board of Directors (the “Board”) of the Registrant (the “Restricted Stock Plan Administrator”). The Restricted Stock Plan Administrator may delegate to a person, persons or committee, including one or more officers of the Registrant, discretion to grant Restricted Stock or Restricted Stock Units to any Grantee.

The Deferred Compensation Obligations incurred by the Registrant under the Restricted Stock Plan are unsecured general obligations of the Registrant to pay the compensation deferred in accordance with the terms of the Restricted Stock Plan and rank equally with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding, payable from the general assets of the Registrant. Because the Registrant has subsidiaries, the right of the Registrant, and hence the right of the creditors of the Registrant (including participants in the Restricted Stock Plan) to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor may be recognized.

Under the Restricted Stock Plan, the Registrant will provide a select group of management and highly compensated employees of the Registrant and the Registrant’s subsidiaries that are Participating Companies and members of the

Registrant’s Board who are not employees of the Registrant (the “Outside Directors”) with the opportunity to defer the receipt of Shares upon the vesting of Restricted Stock Units (“Deferral Election”) and to convert the right to receive Shares to the right to receive the cash value thereof, plus interest thereon from the date of such conversion, in accordance with the terms of the Restricted Stock Plan.

The Restricted Stock Plan provides that the Registrant will provide certain eligible management and highly compensated employees and Outside Directors with the opportunity to defer the receipt of Shares for a period of two to ten years from the date an Award of Restricted Stock Units vests (a “Vesting Date”). If Restricted Stock Units do not vest before the distribution date identified in a Deferral Election, because of a failure to satisfy any condition precedent, a Deferral Election will be null and void. Generally, participants in the Restricted Stock Plan may elect to re-defer receipt of any previously deferred Shares for an additional period of five to ten years if the election to defer receipt is made at least 12 months before the year in which the Shares would otherwise be distributed.

Shares subject to a Deferral Election will be distributed by the Registrant in accordance with the Restricted Stock Plan. After a Deferral Election is made, participants’ Accounts are credited in the form of Deferred Stock Units under the Company Stock Fund as of the date the Deferral Election becomes effective. Each Deferred Stock Unit represents a hypothetical share of the Registrant’s Common Stock credited to the Account in lieu of delivery of the Shares to which the Deferral Election applies. Each participant eligible to make a Deferral Election may elect to have a portion of the participant’s Account (up to 40%) credited in the form of Deferred Stock Units under the Company Stock Fund deemed liquidated and credited under the Income Fund (the “Diversification Elections”). An election to have more than 40% of the Deferred Stock Units credited to the participant’s Account in the Company Stock Fund deemed liquidated and credited thereafter under the Income Fund is not available to Outside Directors, and for eligible employees, such an election requires approval of the Restricted Stock Plan Administrator (a “Special Diversification Election”). Diversification Elections and approved Special Diversification Elections are available to participants at any time that a registration statement filed under the Securities Act of 1933, as amended, is effective with respect to the Restricted Stock Plan. Once these conditions are met, Diversification Elections or Special Diversification Elections will become effective on the later of the date designated by the participant on his or her Diversification Election or Special Diversification Election or the next business day following the lapse of six months from the date Deferred Stock Units are credited to his or her Account.

As defined in the Restricted Stock Plan, the Income Fund is a hypothetical investment fund pursuant to which an amount equal to the Fair Market Value of the Deferred Stock Units subject to a Diversification Election is credited as of the effective date of such Diversification Election and as to which interest is credited thereafter until the date of distribution at the Applicable Interest Rate. As defined in the Restricted Stock Plan, the Applicable Interest Rate means 12% per annum with respect to amounts attributable to Diversification Elections and Special Diversification Elections made on or after January 1, 2010 and before January 1, 2014 and 9% per annum with respect to amounts attributable to Diversification Elections and Special Diversification Elections made on or after January 1, 2014, in each case compounded annually as of the last day of the calendar year (the “Standard Applicable Interest Rate”), or such other interest rate as the Restricted Stock Plan Administrator establishes from time to time, except to the extent the Restricted Stock Plan Administrator, in its sole and absolute discretion, designates for the period extending from the date of a participant’s termination of employment to the date of his or her Account’s distribution in full an Applicable Interest Rate equal to the lessor of (i) the Standard Applicable Interest Rate and (ii) the Prime Rate plus one percent, compounded annually as of the last day of the calendar year. The Restricted Stock Plan Administrator may delegate its authority to determine the Applicable Interest Rate to an officer of the Registrant or a committee of two or more officers of the Registrant.

As defined in the Restricted Stock Plan, the Company Stock Fund means a hypothetical investment fund pursuant to which Deferred Stock Units are credited with respect to an Award subject to a Deferral Election by the participant and thereafter until the date of distribution or the effective date of a Diversification Election, to the extent a Diversification Election applies to such Deferred Stock Units, as applicable. The portion of a participant’s Account deemed invested in the Company Stock Fund is treated as if such a portion of the Account were invested in hypothetical shares of the Registrant’s Common Stock, otherwise deliverable as Shares on the Vesting Date associated with the Restricted Stock or Restricted Stock Units, and all dividends and other distributions paid with respect to Common Stock were credited to the Income Fund.

Deferred Stock Units credited to an Account shall be distributed in lump sum in shares of Common Stock on the scheduled payment date. Dividend Equivalents shall be distributed in a lump sum in cash on the scheduled payment date. Amounts credited to the Income Fund pursuant to a Diversification Election will be distributed in a lump sum in cash.

The right to receive Shares deferred under the Restricted Stock Plan or amounts deemed invested in the Income Fund pursuant to a Diversified Election or Special Diversified Election will at all times represent the general obligation of the Registrant. Each participant will be a general creditor of the Registrant with respect to his or her Deferral Elections. Nothing contained in the Restricted Stock Plan will be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind. Furthermore, nothing contained in the Restricted Stock Plan or an Award will be construed to eliminate any priority or preferred position of a participant in a bankruptcy matter with respect to a claim for wages. The right to receive Shares subject to a Deferral Election or amounts deemed invested in the Income Fund will not be subject in any manner to attachment or other legal process for the debts of a participant, nor is such right subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

The Board has the authority to terminate the Restricted Stock Plan at any time. Furthermore, the Restricted Stock Plan may be amended by the Board or the Restricted Stock Plan Administrator at any time. No Award granted under the Restricted Stock Plan will be affected by any such termination or amendment without a participant’s written consent.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Comcast Corporation 2002 Restricted Stock Plan, as amended and restated effective December 5, 2017 (incorporated by reference to Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017)

5.1	Opinion of Blank Rome LLP (re: validity of Deferred Compensation Obligations)

5.2	Opinion of Blank Rome LLP (re: ERISA compliance)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Blank Rome LLP (contained in Exhibits 5.1 and 5.2)

24.1	Power of Attorney (contained in the signature pages hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on April 26, 2018.

COMCAST CORPORATION

By:	/s/ Arthur R. Block
	Name:	Arthur R. Block
	Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian L. Roberts, Michael J. Cavanagh, David L. Cohen, Daniel C. Murdock and Arthur R. Block and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian L. Roberts	Chairman and CEO; Director	April 26, 2018
Brian L. Roberts	(Principal Executive Officer)

/s/ Michael J. Cavanagh	Senior Executive Vice President and CFO	April 26, 2018
Michael J. Cavanagh	(Principal Financial Officer)

/s/ Daniel C. Murdock	Senior Vice President and Chief Accounting	April 26, 2018
Daniel C. Murdock	Officer (Principal Accounting Officer)

Director
Kenneth J. Bacon

/s/ Madeline S. Bell	Director	April 26, 2018
Madeline S. Bell

/s/ Sheldon M. Bonovitz	Director	April 26, 2018
Sheldon M. Bonovitz

/s/ Edward D. Breen	Director	April 26, 2018
Edward D. Breen

/s/ Gerald L. Hassell	Director	April 26, 2018
Gerald L. Hassell

/s/ Jeffrey A. Honickman	Director	April 26, 2018
Jeffrey A. Honickman

/s/ Asuka Nakahara	Director	April 26, 2018
Asuka Nakahara

/s/ David C. Novak	Director	April 26, 2018
David C. Novak

/s/ Johnathan A. Rodgers	Director	April 26, 2018
Johnathan A. Rodgers